Exhibit 99.1
Summary of Restricted Stock Awards Made on May 10, 2006

Aggregate number of shares of restricted stock issued[1]

Andrew J. Armstrong, Jr.	5,000
William H. Ingram	5,000
Andrew L. Lewis, IV	5,000
Timothy M. Mooney	5,000
William P. Sutter, Jr.	5,000
John H. Wyant	5,000

Total	30,000

[1]	As of the close of business on May 10, 2006, the market price of a share of Regent Communications, Inc. common stock as reported on the NASDAQ National Market was $4.25 per share.